UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 27, 2017

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut		06477
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 8.01.             Other Events.

In connection with the transaction (the “Transaction”) contemplated by the previously announced Agreement and Plan of Merger, dated as of April 27, 2017, by and among Tangoe, Inc. (the “Company”), Asentinel, LLC (the “Parent”) and TAMS Inc. (the “Merger Agreement”), the Company was permitted for a period of 30 days following the date of the Merger Agreement (the “Go-Shop Period”) to directly or indirectly solicit, initiate, continue and otherwise participate in any discussion or negotiation regarding alternative acquisition proposals, subject to an extension of 14 days under specified circumstances.

During the Go-Shop Period, Stifel contacted 36 parties on behalf of the Company to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with the Parent.  No third party submitted an alternative acquisition proposal or offer to acquire the Company.  At 11:59 p.m. Eastern Time on May 27, 2017, the Go-Shop Period expired and was not extended.  Starting at 12:00 a.m. Eastern Time on May 28, 2017 (one minute after 11:59 p.m. Eastern Time on May 27, 2017), the Company became subject to customary no-shop restrictions that limit its and its’ representatives’ ability to solicit alternative acquisition proposals from third parties and to provide confidential information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to customary “fiduciary out” provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.
Date: June 2, 2017
	By:	/s/ Thomas P. Flynn
Thomas P. Flynn
Chief Administrative Officer, General Counsel & Secretary